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As filed with the Securities and Exchange Commission on January 20, 2016

Registration No. 333-207897

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AMERIQUEST, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	47-3684547 (I.R.S. Employer Identification Number)

AmeriQuest, Inc.
457 Haddonfield Road
Suite 220
Cherry Hill, NJ 08002
(800) 608-0809
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Douglas W. Clark
President and Chief Executive Officer
9045 Strada Stell Court
Suite 301
Naples, FL 34109
(800) 608-0809
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Saper, Esq. Michael C. Labriola, Esq. Kenisha D. Nicholson, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 1700 K Street NW, Fifth Floor Washington, DC 20006 (202) 973-8800	Mark Joyce Executive Vice President and Chief Financial Officer AmeriQuest, Inc. 2651 Warrenville Road Suite 560 Downers Grove, IL 60515 (800) 608-0809	Keith Townsend, Esq. Laura Bushnell, Esq. Carrie Ratliff, Esq. King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, GA 30309 (404) 572-4600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

 EXPLANATORY NOTE

        The sole purpose of this Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-207897) is to file Exhibits 1.1 and 5.1 to the Registration Statement. No changes have been made to the preliminary prospectus included as a part of Part I of the Registration Statement on Form S-1 pursuant to this Amendment No. 2 to the Registration Statement. Accordingly, Part I of the Registration Statement on Form S-1 has been omitted from this amendment.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all expenses to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Market listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$9,265
FINRA filing fee	14,301
The NASDAQ Global Market listing fee	25,000
Blue Sky fees and expenses	10,000
Printing and engraving expenses	307,000
Legal fees and expenses	2,562,000
Accounting fees and expenses	2,088,000
Transfer agent and registrar fees	10,000
Miscellaneous	74,434

Total	$5,100,000

ITEM 14.    Indemnification of Directors and Officers

        Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        In addition, the proposed form of Underwriting Agreement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

        Article XI of our certificate of incorporation authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article VIII of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

        We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

        We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

ITEM 15.    Recent Sales of Unregistered Securities

        Since January 20, 2013, we have made the following sales of unregistered securities:

  From January 20, 2013 through the date of this registration statement, we sold to our employees an aggregate of 211,784 shares of common stock under our Employee Stock Purchase Plan 2011, for an aggregate consideration of approximately $759,649.

  From January 20, 2013 through the date of this registration statement, we sold to our non-employee directors an aggregate of 133,280 shares of common stock under our Non-Employee Director Stock Purchase Plan 2011, for an aggregate consideration of approximately $550,000.

  From January 20, 2013 through the date of this registration statement, we granted to our employees an aggregate of 143,600 shares of common stock under our Equity and Incentive Plan, as amended, for services rendered to us..

  From January 20, 2013 through the date of this registration statement, we sold to our board of directors an aggregate of 143,600 shares of common stock, for an aggregate consideration of approximately $394,902.

  From January 20, 2013 through the date of this registration statement, we granted to the new members of the board of directors a one-time grant of 9,092 shares of common stock for services rendered to us.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(a)(2) thereof, and the rules and regulations promulgated thereunder, Regulation D thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Certain of the recipients of securities pursuant to Item 1 above represented to us that they were accredited investors, as defined in Rule 501 promulgated under the Securities Act, and received adequate information about the registrant or had access, through their respective relationships with the registrant, to such information.

ITEM 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

        A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

        (b)   Financial Statement Schedules

        All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cherry Hill, State of New Jersey, on the 20th day of January, 2016.

AMERIQUEST, INC.
By:	/s/ DOUGLAS CLARK Douglas Clark Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ DOUGLAS CLARK Douglas Clark		Director, Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 20, 2016
/s/ MARK JOYCE Mark Joyce		Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2016
* Brian J. Hogan		Director	January 20, 2016
* John A. Gavin		Director	January 20, 2016
* Kirk Tilley		Director	January 20, 2016
* Thomas Brown		Director	January 20, 2016
* Michael Enright		Director	January 20, 2016
*By	/s/ MARK JOYCE Mark Joyce as Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Underwriting Agreement.

3.1	**	Certificate of Incorporation of the Registrant, as currently in effect.

3.2	**	Bylaws of the Registrant, as currently in effect.

4.1	**	Form of Shareholders Agreement by and among the Registrant and certain security holders of the Registrant, as amended by the Amendment to Shareholders' Agreement.

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	**+	Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers.

10.2	**	Lease between Brandywine Realty Trust and the Registrant, dated January 14, 1999, as amended May 15, 1999, August 1, 2000, November 5, 2003, August 2008, July 31, 2009, September 4, 2009, February 22, 2012 and November 19, 2014.

10.3	**	Office Lease between LBUBS 2005-C5 Warrenville Road, LLC and the Registrant, dated as of May 31, 2012.

10.4	**+	Employment Contract between the Registrant and Douglas Clark, dated as of June 1, 1999.

10.5	**+	Stock Purchase and Shareholders Agreement between the Registrant and Douglas Clark, dated as of June 1, 1999, as amended February 5, 2015.

10.6	**+	Equity and Incentive Plan and related form agreements.

10.7	**+	2011 Employee Stock Purchase Plan and related form agreements.

10.8	**+	2011 Non-Employee Director Stock Purchase Plan and related form agreements.

10.9	**+	Form of Restricted Stock Grant Agreement

10.10	**+	2015 Equity Incentive Plan

10.11	**	Loan and Security Agreement by and among the Registrant, Corcentric Collective Business System Corp., AmeriQuest Leasing & Maintenance, Inc. and AmeriQuest Remarketing Services as Borrowers and the other signatory parties thereto as Lenders, Bank of America as Agent for the Lenders and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Lead Arranger and Book Manager, dated December 4, 2012, as amended October 23, 2014, December 2, 2014 and September 2, 2015.

10.12	**†	Application Service Agreement by and between Corcentric Collective Business Systems, Inc. and Daimler Trucks North America LLC, dated as of February 3, 2012.

10.13	**	Credit Agreement by and between M&T Bank and AmeriQuest Remarketing Services, Inc.

10.14	**	Master Loan and SEcurity Agreement by and between Volvo Financial Services and AmeriQuest Leasing & Maintenance, Inc.

10.15	**	Fixed Rate and Fixed Rate Period Agreement by and between PNC Equipment Finance, LLC and AmeriQuest Leasing & Maintenance, Inc.

10.16	**	Note and Security Agreement by and between Mercedes-Benz Financial Services USA LLC and AmeriQuest Leasing & Maintenance, Inc.

10.17	**	Loan and Security Agreement by and between PNC Equipment Finance, LLC and AmeriQuest Leasing & Maintenance, Inc.

10.18	**+	2015 Employee Stock Purchase Plan

10.19	**+	Form of Change of Control and Severance Agreement

Exhibit Number		Description
10.20	**	Amendment No. 2 to Stock Purchase and Shareholders Agreement between the Registrant and Douglas Clark, dated December 18, 2015.

10.21	**	Fourth Amendment to Loan and Security Agreement by and among the Registrant, AmeriQuest Business Services, Inc., Corcentric Collective Business System Corp., AmeriQuest Leasing & Maintenance, Inc. and AmeriQuest Remarketing Services, Inc. as Borrowers and the other signatory parties thereto as Lenders, Bank of America as Agent for the Lenders and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Lead Arranger and Book Manager, dated December 18, 2015.

21.1	**	Subsidiaries of Registrant.

23.1	**	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	**	Power of Attorney (included at Page II-4).

**
Previously filed.

+
Indicates management contract or compensatory plan.

†
Indicates confidential treatment has been requested for certain portions of this agreement pursuant to an application for confidential treatment filed with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution
  ITEM 14. Indemnification of Directors and Officers
  ITEM 15. Recent Sales of Unregistered Securities
  ITEM 16. Exhibits and Financial Statement Schedules
  ITEM 17. Undertakings
Signatures
EXHIBIT INDEX